UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 1, 2006

HEALTHWAYS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-19364	62-1117144
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3841 Green Hills Village Drive Nashville, Tennessee	37215
(Address of principal executive offices)	(Zip Code)

(615) 665-1122

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The information provided in Item 2.03 below is incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

The $600.0 million revolving credit and term loan agreement referenced in Item 2.03 below amends and restates the Company’s existing $250.0 million senior revolving credit facility (the “Prior Facility”). The lending commitments under the Prior Facility were evidenced by a Second Amended and Restated Revolving Credit Loan Agreement dated as of September 19, 2005 among the Company, SunTrust Bank, as Administrative Agent, Regions Bank and Bank of America, N.A. as Co-Documentation Agents and National City Bank and U.S. Bank, N.A., as Co-Syndication Agents, and various other lenders, which established a $250.0 million revolving credit facility, including a $75.0 million sub facility for letters of credit.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On December 1, 2006, Healthways, Inc. (the “Company”) completed the acquisition of Axia Health Management, Inc. (“Axia”) in accordance with the terms of a Stock Purchase Agreement (the “Purchase Agreement”) with Axia Health Management, LLC (the “Seller”) and Axia, dated October 11, 2006.

Pursuant to the Purchase Agreement, Healthways purchased all of the outstanding shares of capital stock of Axia from the Seller for a purchase price of approximately $450.0 million in cash. At the closing, the Company deposited $35.0 million of the purchase price to be held in escrow until approximately December 31, 2007 to satisfy any potential indemnification claims. The Company also deposited an additional $9.0 million of the purchase price to be held in escrow to satisfy a portion of certain potential earnout obligations of the Seller and/or Axia owed to certain persons who had previously sold certain business units to Axia. The Company financed the acquisition through a combination of cash on hand and proceeds from a $600.0 million credit facility, as discussed below.

The terms and conditions of the acquisition are more fully described in the Purchase Agreement, which is attached hereto as Exhibit 2.1. A copy of the press release issued on December 1, 2006 is attached hereto as Exhibit 99.1.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 1, 2006, the Company entered into a Third Amended and Restated Revolving Credit and Term Loan Agreement (the “Credit Facility”) with SunTrust Bank, as Administrative Agent, JPMorgan Chase Bank, N.A. and Fifth Third Bank, N.A., as Co-Syndication Agents, U.S. Bank National Association and Regions Bank, as Co-Documentation Agents, and various other lenders. The Credit Facility provides the Company with (1) a $400.0 million revolving credit facility, including a swingline sub facility of $10.0 million and a $75.0 million sub facility for letters of credit, (2) a $200.0 million term loan facility and (3) an uncommitted incremental accordion facility of $200.0 million.

Borrowings under the Credit Facility generally bear interest at variable rates based on a margin or spread in excess of either (1) the one-month, two-month, three-month or six-month rate for Eurodollar deposits (the “Eurodollar Rate”) or (2) the greater of the federal funds rate plus 0.5% or the prime lending rate from time to time announced by the Administrative Agent (“Base Rate”), as selected by the

Company. The margin for revolving advances depends on the Company’s leverage ratio (i.e., its ratio of consolidated funded indebtedness to consolidated EBITDA). For revolving advances, the Eurodollar Rate margin varies from 0.875% to 1.750%, and the Base Rate margin varies from 0.000% to 0.250%. For term loans, the Eurodollar Rate margin is 1.750% and the Base Rate margin is 0.250%. The Credit Facility also provides for a fee ranging between 0.150% and 0.300% of unused commitments. The Credit Facility is secured by guarantees from most of the Company’s domestic subsidiaries and by security interests in substantially all of the Company’s and such subsidiaries’ assets.

The Company is required to repay outstanding revolving loans on the revolving commitment termination date, which is December 1, 2011. The Company is required to repay term loans in quarterly principal installments aggregating $500,000 each, commencing on March 31, 2007, and the entire unpaid principal balance of the term loans is due and payable at maturity on December 1, 2013. The Credit Facility provides for the making of certain mandatory prepayments in connection with asset sales, equity issuances and excess cash flow, subject to limitations and exceptions set forth therein.

The Credit Facility contains various affirmative, negative and financial covenants, which require, among other things, that the Company comply with requirements regarding (i) a maximum ratio or level of consolidated funded debt to consolidated EBITDA, (ii) a minimum ratio or level of fixed charge coverage, and (iii) a minimum net worth. It also restricts the payment of dividends and limits the amount of repurchases of the Company’s common stock.

Item 9.01. Financial Statements and Exhibits.

(a) Financial statements of businesses acquired

The financial statements of Axia that are required to be filed will be filed by amendment to this Current Report not later than 71 days following the date this Current Report is required to be filed with the Securities and Exchange Commission.

(b) Pro forma financial information

The pro forma financial statements of Healthways, Inc., after giving effect to the Company's acquisition of Axia, that are required to be filed will be filed by amendment to this Current Report not later than 71 days following the date this Current Report is required to be filed with the Securities and Exchange Commission.

(d) Exhibits:

Exhibit 2.1	Stock Purchase Agreement dated October 11, 2006 among Healthways, Inc., Axia Health Management, Inc., and Axia Health Management LLC
Exhibit 99.1	Press Release dated December 1, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHWAYS, INC.

By:	/s/ Mary A. Chaput
Mary A. Chaput
Chief Financial Officer

Date: December 1, 2006

EXHIBIT INDEX

Exhibit 2.1	Stock Purchase Agreement dated October 11, 2006 among Healthways, Inc., Axia Health Management, Inc., and Axia Health Management LLC
Exhibit 99.1	Press Release dated December 1, 2006